Exhibit 10.3

AGREEMENT

This AGREEMENT (the “Agreement”), dated as of July 14, 2015, is made and entered into by and between Receptos, Inc., a Delaware corporation (the “Company”), and William H. Rastetter, Ph.D. (the “Rastetter”).

WHEREAS, the Company, Celgene Corporation, a Delaware corporation (“Parent”), and Strix Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (the “Acquisition Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Acquisition Sub will commence a tender offer to acquire all of the outstanding shares of common stock of the Company, and will then merge with and into the Company, with the Company as the surviving corporation of such merger (the “Merger”); and

WHEREAS, in connection with the Merger, the Company and Rastetter desire to enter into this Agreement with respect to the effect of the Merger on the Payments (as defined below) received by Rastetter.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Certain Payments by the Company.

(a)         Gross-Up Payment.  If it shall be determined that any Payment (as defined below), excluding any Gross-Up Payment (as provided for herein) (the “Net Payment”) would be subject to the Excise Tax (as defined below), then Rastetter shall receive an additional payment (the “Gross-Up Payment”).  The amount of the Gross-Up Payment shall be equal to the amount necessary so that the Gross Payment (the Net Payment plus the Gross-Up Payment), less the total of: (i) the Excise Tax on the Gross Payment; (ii) any taxes, including, but not limited to Federal and state income taxes (but other than the Excise Tax) on the Gross-Up Payment; and (iii) any interest, penalties, or both imposed on the taxes under clause (i) and (ii), equals the Net Payment.  It is the intent of the foregoing, and this Agreement will be interpreted accordingly, that to the extent any Excise Tax is imposed on Rastetter with respect to any Payment, Rastetter is to be paid an additional payment so that the additional payment amount not only reimburses Rastetter or pays on behalf of Rastetter said Excise Tax (and any interest and penalties thereon), but also any additional Excise Tax, other taxes, and interest and penalties on such taxes as a result of the additional payment.

(b)         Determinations.  Subject to the provisions of Section 1(c) below, all determinations required to be made under this Section 1, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and Rastetter within 15 business days of the receipt of notice from Rastetter that there has been a Payment or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Subject to the final sentence of this Section 1(b) and Section 3 hereof, any determination by the Accounting Firm shall be binding upon the Company and Rastetter.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies pursuant to Section 1(c) below and Rastetter thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Rastetter.  Notwithstanding the foregoing and subject to Section 2 hereof, Rastetter shall be entitled to hire another accounting firm and outside legal counsel to review any determinations made under this Section 1 by the Accounting Firm.  All fees and expenses of such accounting firm shall be paid by the Company.

(c)         Claims by the IRS.  Rastetter shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than 10 business days after Rastetter is informed in writing of such claim.  Rastetter shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Rastetter shall not pay such claim prior to the expiration of the 30-day period following the date on which Rastetter gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Rastetter in writing prior to the expiration of such period that the Company desires to contest such claim, Rastetter shall:

(i)          give the Company any information reasonably requested by the Company relating to such claim;

(ii)         take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)        cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)        permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including any attorney’s fees and additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Rastetter harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 1(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Rastetter and direct Rastetter to sue for a refund or to contest the claim in any permissible manner, and Rastetter agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Rastetter to sue for a refund, the Company shall indemnify and hold Rastetter harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Rastetter with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Rastetter shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)         Refunds.  If, after the receipt by Rastetter of a Gross-Up Payment or payment by the Company of an amount on Rastetter’s behalf pursuant to Section 1(c) above, Rastetter becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Rastetter shall (subject to the Company’s complying with the requirements of Section 1(c) above, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by the Company of an amount on Rastetter’s behalf pursuant to Section 1(c) above, a determination is made that Rastetter shall not be entitled to any refund with respect to such claim and the Company does not notify Rastetter in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)         Payment of the Gross-Up Payment.  Any Gross-Up Payment, as determined pursuant to this Section 1, shall be paid by the Company within five days of the receipt of the Accounting Firm’s determination; provided that the Gross-Up Payment shall in all events be paid no later than the end of Rastetter’s taxable year next following Rastetter’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 1(c) above that does not result in the remittance of any federal, state, local, and foreign income, excise, social security, and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.

(f)         Certain Definitions.  The following terms shall have the following meanings for purposes of this Agreement:

(i)        “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)       A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Rastetter, whether paid or payable pursuant to this Agreement or otherwise.

2.	Legal fees. The Company shall pay all legal fees and expenses incurred by Rastetter in connection with the subject matter hereof, up to a maximum of $20,000.

3.	Dispute Resolution.

(a)         Any disputes arising under or in connection with this Agreement between the Company and Rastetter shall be resolved by third party mediation of the dispute with a mediator selected from a panel of mediators of JAMS/Endispute. If such dispute is not resolved within five days, then any disputes shall be resolved by binding arbitration.  Any mediation or arbitration shall be held in or near the city in which the Company maintains its corporate headquarters at the time of the dispute, and shall be governed in accordance with the applicable rules and procedures of JAMS/Endispute.  Each party shall bear his or its own costs of the mediation or arbitration; provided, however, that the Company shall bear the costs for mediation, including the mediator’s fees.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(b)         WAIVER OF TRIAL BY JURY OR COURT.  RASTETTER AND COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(c)         WAIVER OF OTHER RIGHTS.  RASTETTER AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES.  EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

4.	In the event the Merger Agreement is terminated prior to consummation of the Merger, this Agreement shall automatically and without further action terminate.

5.	This Agreement shall be administered, interpreted and enforced under the internal laws of the State of California without regard to the principles of conflicts of laws thereof.

6.

If any provision of this Agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

7.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.  The parties hereto agree to accept a signed facsimile copy of this Agreement as a fully binding original.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

RECEPTOS, INC.,
a Delaware corporation

By	/s/ Faheem Hasnain
Faheem Hasnain
President and Chief Executive Officer

RASTETTER
By	/s/ William H. Rastetter, Ph.D.
William H. Rastetter, Ph.D.

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